Exhibit 10.3
COTERRA ENERGY INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
(As Amended and Restated effective as of May 4, 2023)

WHEREAS, effective as of December 21, 2012, Coterra Energy Inc., formerly known as Cabot Oil & Gas Corporation (the “Company”), established the Cabot Oil & Gas Corporation Non-employee Deferred Compensation Plan (the “Original Plan”) to provide its non-employee directors the opportunity to defer the receipt of cash compensation;

WHEREAS, effective as of December 15, 2022, the Company amended and restated the Original Plan to clarify certain provisions of the Original Plan and provide for the deferral of equity compensation (as amended, the “First Amended and Restated Plan”); and

WHEREAS, effective as of May 4, 2023 and subject to the approval by the Company’s stockholders of the Coterra Inc. 2023 Equity Incentive Plan, the Company desires to amend and restate the First Amended and Restated Plan to clarify certain provisions of the First Amended and Restated Plan.

NOW, THEREFORE, effective as of May 4, 2023, the First Amended and Restated Plan is hereby amended and restated as follows:

1.COVERAGE OF PLAN

This Non-employee Director Deferred Compensation Plan is maintained by Coterra Energy Inc., a Delaware corporation, as a sub-plan of the Incentive Plan (as defined below) for the purpose of providing its non-employee directors the opportunity to defer the receipt of cash compensation and equity compensation otherwise payable to such directors in accordance with the terms set forth herein.
2. DEFINITIONS

2.1 “Annual Fees” means the annual cash retainer earned by a Participant during a Plan Year for such Participant’s service on the Board, including in cash payments for serving as a Board committee chair or lead outside director.

2.2 “Annual Fees Election” means a written election on a form provided by the Company, filed with the Company in accordance with Section 3.1, pursuant to which an Eligible Director may elect to forfeit 25%, 50%, 75% or 100% of the Eligible Director’s Annual Fees and instead receive Restricted Stock Units under the Incentive Plan whose grant date value is equal to the amount of Annual Fees which the Participant would otherwise have received had no Annual Fees Election been made.
2.3 “Annual RSU Grant” means the annual equity award granted to a participant during a Plan Year for such Participant’s service on the Board.

2.4 “Annual RSU Grant Election” means a written election on a form provided by the Company, filed with the Company in accordance with Section 3.2, pursuant to which an Eligible Director may elect to forfeit 25%, 50%, 75% or 100% of the Eligible Director’s Annual RSU Grant under the Incentive Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the Board or, if the Board so determines, a committee appointed by the Board to administer the Plan.

2.8 “Common Stock” has the meaning set forth in the Incentive Plan.

2.9 “Company” means Coterra Energy Inc., a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

2.10 “Deferral Elections” means the Participant’s written election to defer a portion of his or her Annual Fees or Annual RSU Grants pursuant to Article 3.

2.11 “Eligible Director” means the members of the Board who are not employees of the Company or any of its subsidiaries

2.12 “Fair Market Value” has the meaning set forth in the Incentive Plan.

2.13 “Fee Payment Date” means any date as of which a Participant’s Annual Fees deferred pursuant to this Plan would have otherwise been paid.

2.14 “Incentive Plan” means the Coterra Energy Inc. 2023 Equity Incentive Plan, as amended, and any successor plan that provides for the issuance of equity-based awards to Eligible Directors.

2.15 “New Eligible Director” means a member of the Board who, during any Plan Year, first becomes an Eligible Director.

2.16 “Participant” means each Eligible Director who has made a Deferral Election.

2.17 “Plan” means the Coterra Energy Inc. Non-employee Director Deferred Compensation Plan, amended and restated as set forth herein, and as may be further amended from time to time.

2.18 “Plan Year” means the calendar year.

2.19 “Restricted Stock Unit” has the meaning set forth in the Incentive Plan.

2.20 “Restricted Stock Unit Agreement” means the Award Agreement (as defined in the Incentive Plan) governing the grant of Restricted Stock Units, in respect of the portion of the Annual Fees and Annual RSU Grant, as applicable, deferred by an Eligible Director in accordance with Article 3, with terms substantially similar to the forms set forth and attached as Exhibit A (for Annual Fees deferred) and Exhibit B (for Annual RSU Grants deferred).

2.21 “Section 409A” means section 409A of the Code and any Treasury Regulations promulgated under, or other administrative guidance issued with respect to, such Code section, as applicable to the Plan at the relevant time.

3. DEFERRAL ELECTIONS

3.1 Annual Fees Elections. An Election shall be made on the form acceptable to the Committee for the purpose of deferring Annual Fees. Each Eligible Director, by filing an Annual Fees Election at the time and in the form described in this Article 3, shall have the right to defer all or any portion of the Annual Fees that he or she otherwise would be entitled to receive and instead receive a grant of Restricted Stock Units under the Incentive Plan as of the applicable Fee Payment Date. To the extent any Annual Fees are deferred, the Participant will receive as of the applicable Fee Payment Date a number of Restricted Stock Units equal to the amount of Annual Fees deferred that would have been paid on such Fee Payment Date divided by the Fair Market Value per share of Common Stock on the Fee Payment Date; provided, however, that no fractional Restricted Stock Units shall be granted. The Annual Fees of such Eligible Director for a Plan Year shall be reduced in an amount equal to the portion of such compensation deferred by such Eligible Director for the Plan Year pursuant to the Eligible Director’s Annual Fees Election. Such reduction shall be effected by reducing the payment of Annual Fees by the percentage specified in the Annual Fees Election. Any Restricted Stock Units received by a Participant pursuant to an Annual Fees Election under this Article 3 shall be governed by and subject to the terms and conditions of the Restricted Stock Unit Agreement, substantially similar to the form attached hereto as Exhibit A, and the Incentive Plan.

3.2 Annual RSU Grant Elections. An Election shall be made on the form acceptable to the Committee for the purpose of deferring Annual RSU Grants. Each Eligible Director, by filing an Annual RSU Grant Election at the time and in the form described in this Article 3, shall have the right to defer all or any portion of the Annual RSU Grants that he or she otherwise would be entitled to receive under the Incentive Plan. To the extent all or any portion of the Annual RSU Grant is deferred, the Participant will receive as of the applicable Annual RSU Grant Date a number of Restricted Stock Units equal to the portion of the Annual RSU Grant deferred that would have been granted pursuant to an award agreement evidencing the Annual RSU Grant; provided, however, that no fractional Restricted Stock Units shall be granted. The number of Restricted Stock Units granted pursuant to an award agreement evidencing the Annual RSU Grant shall be reduced by an amount equal to the portion of such Annual RSU Grant deferred by such Eligible Director for the Plan Year pursuant to the Eligible Director’s Annual RSU Grant Election. Such reduction shall be effected by reducing the number of Restricted Stock Units granted pursuant to an award agreement evidencing the Annual RSU Grant by the percentage specified in the Annual RSU Grant Election; provided, however, that no fractional Restricted Stock Units shall be granted. Any Restricted Stock Units granted to a Participant pursuant to an Annual RSU Grant Election under this Article 3 shall be governed by and subject to the terms and conditions of the Restricted Stock Unit Agreement, substantially similar to the form attached hereto as Exhibit B, and the Incentive Plan.

3.3 Filing of Deferral Election. Except as provided in Section 3.4, no Deferral Election shall be effective with respect to Annual Fees or Annual RSU Grants unless it is filed with the Company on or before the close of business on December 31 of the Plan Year preceding the Plan Year to which the Deferral Election applies. A Deferral Election described in the preceding sentence shall become irrevocable on December 31 of the Plan Year preceding the Plan Year to which the Deferral Election applies.

3.4 Filing of a Deferral Election by New Eligible Directors. Notwithstanding Section 3.3, a New Eligible Director may make a Deferral Election for the performance of services in the Plan Year in which the New Eligible Director becomes a New Eligible Director, beginning with the next following payment of any Annual Fees or Annual RSU Grant after the filing of a Deferral Election with the Company and before the close of such Plan Year by making and filing the Deferral Election with the Company within 30 days of the date on which such New Eligible Director becomes a New Eligible Director. Any Deferral Election by such New Eligible Director for succeeding Plan Years shall be made in accordance with Section 3.3.

3.5 Plan Years to which Deferral Election May Apply. A separate Deferral Election may be made for each Plan Year as to which an Eligible Director desires to defer all or any portion of such Eligible Director’s Annual Fees and Annual RSU Grant, as applicable, or an Eligible Director may make a Deferral Election with respect to a Plan Year that will remain in effect for subsequent Plan Years unless the Eligible Director revokes such Deferral Election or timely makes a new Deferral Election with respect to a subsequent Plan Year. Any revocation of a Deferral Election must be in writing and must be filed with the Company on or before December 31 of the Plan Year immediately preceding the Plan Year to which such revocation applies. The failure of an Eligible Director to make a Deferral Election for any Plan Year shall not affect such Eligible Director’s right to make a Deferral Election for any other Plan Year.

3.6 Distribution Event. Any Restricted Stock Units received by a Participant pursuant to a Deferral Election or otherwise that are granted pursuant to a Restricted Stock Unit Agreement shall be settled in accordance with the terms of the applicable Restricted Stock Unit Agreement in connection with the Participant ceasing to be a member of the Board.

4. AUTHORITY OF COMMITTEE

This Plan shall be administered by the Committee. The Committee shall have full and exclusive authority to construe, interpret and administer this Plan and take all actions and make all determinations on behalf of the Company unless otherwise indicated, and the Committee’s construction and interpretation thereof and determinations thereunder shall be binding and conclusive on all persons for all purposes. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish. To the fullest extent permitted by applicable law, no member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by an officer of the Company in connection with the performance of any duties under this Plan.

5. AMENDMENT OR TERMINATION

The Company, by action of the Committee, reserves the right at any time, or from time to time, to amend or modify this Plan, including amendments for the purpose of complying with Section 409A. The Company, by action of the Committee, reserves the right at any time to terminate this Plan. Notwithstanding the foregoing, no amendment, modification or termination shall, without the consent of the Participant, impair the rights of any Participant to the number of Restricted Stock Units outstanding as of the date of such amendment, modification or termination.

6. MISCELLANEOUS PROVISIONS

6.1 No Right to Continued Service. Nothing contained herein shall be construed as conferring upon any Participant the right to remain in the service of the Company, its subsidiaries or divisions, in any capacity.

6.2 Expenses of Plan. All expenses of the Plan shall be paid by the Company.

6.3 Unfunded Plan. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This Plan shall be unfunded. To the extent that a Participant acquires a right to receive delivery of shares of Common Stock from the Company under the Plan, such right shall not be greater than the right of any unsecured general creditor of the Company and such right shall be an unsecured claim against the general assets of the Company. Although bookkeeping accounts may be established with respect to Participants, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

6.4 Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form, and vice versa, as the context may require.

6.5 Law Governing Construction. The construction and administration of the Plan and all questions pertaining thereto, shall be governed by the laws of the State of Texas.

6.6 Headings Not a Part Hereof. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, construction, or effect.

6.7 Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

6.8 Compliance with Section 409A. This Plan is intended to comply in all respects with Section 409A and at all times shall be interpreted and operated in compliance therewith.

7. EFFECTIVE DATE
The effective date of this Plan shall be May 4, 2023.

IN WITNESS WHEREOF, Coterra Energy Inc. has caused this Plan to be executed by its duly authorized officer as of the 4th day of May 2023.

COTERRA ENERGY INC.

By: /s/ Marcus G. Bolinder
Marcus G. Bolinder
Corporate Secretary

EXHIBIT A
Form of Restricted Stock Unit Agreement – Annual Fees
[see attached]

EXHIBIT B
Form of Restricted Stock Unit Agreement – Annual RSU Grant
[see attached]